Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-11685, 333-88135, 333-40930, 333-49298, 333-85861, 333-106422, 333-110245, 333-112011, 333-113629, 333-116548, 333-125081, 333-130969 and 333-136511) and the Registration Statement on Form S-3 (No. 333-108343) of Electronics For Imaging, Inc. of our report dated October 22, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K for the year ended December 31, 2006, filed on October 19, 2007.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 22, 2007